Exhibit 10.1

EXECUTION VERSION

MEMORANDUM OF UNDERSTANDING

This binding memorandum of understanding (together with the exhibits hereto, this “MOU”) is made and entered into this 22nd day of January, 2021, by and among The Chemours Company (“Chemours”), Corteva, Inc. (“Corteva”), E. I. du Pont de Nemours and Company (“EID”) and DuPont de Nemours, Inc. (f/k/a DowDuPont Inc.) (“DuPont”). “Party” or “Parties” means Chemours, DuPont, EID or Corteva, individually or collectively, as the case may be.

WHEREAS, Chemours and EID entered into a Separation Agreement, dated as of June 26, 2015, as amended by that certain Amendment Number 1, dated as of August 24, 2017 (the “Separation Agreement”);

WHEREAS, on July 1, 2015, EID completed the spin-off to its stockholders of Chemours (the “Spin-Off”);

WHEREAS, DuPont is a Delaware corporation formed in 2015 for the purpose of effecting an all-stock merger of equals transactions between The Dow Chemical Company (“Historical Dow”) and EID. Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017, Historical Dow and EID each merged with subsidiaries of DuPont and, as a result, Historical Dow and EID became subsidiaries of DuPont;

WHEREAS, on May 13, 2019, Chemours filed suit in the Delaware Court of Chancery against EID, Corteva and DuPont (EID, Corteva and DuPont, the “Defendants”) in the lawsuit captioned The Chemours Company v. DowDuPont Inc. et al., C.A. No. 2019-0351-SG (Del. Ch.) (the “Delaware Matter”) seeking a declaratory judgment that Chemours’ indemnity obligations to EID, Corteva and DuPont, collectively, should be limited to the “high-end (maximum) realistic exposures” referenced in materials prepared in connection with the Spin-Off, or, in the alternative, requiring the return of the $3.91 billion dividend Chemours paid to EID in connection with the Spin-Off;

WHEREAS, on June 1, 2019, DuPont completed the separation of its agriculture business through the spin-off of Corteva in accordance with that certain Separation and Distribution Agreement, dated as of April 1, 2019 by and among DuPont, Dow, Inc. and Corteva, and as a result of which, Corteva and EID ceased to be subsidiaries of DuPont;

WHEREAS, on March 30, 2020, the Court of Chancery granted the Defendant’s motion to dismiss the Delaware Matter in favor of arbitration;

WHEREAS, Chemours filed a notice of appeal on April 17, 2020;

WHEREAS, on December 15, 2020, the Supreme Court of the State of Delaware affirmed the judgment of the Court of Chancery;

WHEREAS, the dispute at issue in the Delaware Matter and certain other related disputes are also the subject of a confidential binding arbitration (the “Arbitration”);

WHEREAS, this MOU sets forth the principal terms and conditions on which Chemours, on behalf of itself and the other Chemours Indemnitees (as defined herein), DuPont, on behalf of itself and any and all other New DuPont Indemnitees (as defined herein) and Corteva, on behalf of itself and any and all other Corteva Indemnitees (as defined herein and which includes EID) have agreed to settle, pursuant to and subject to the further terms of this MOU, any and all past or present claims, demands, proceedings, complaints, defenses, suits, damages, disputes, debts, controversies, rights, losses, obligations, liabilities, interest, attorneys’ fees, fines, fees, penalties, costs, expenses, representations, promises, rights of action and causes of action, contractual, extracontractual or otherwise, of whatever kind or nature, in law or equity, by statute or otherwise, whether known or unknown, suspected or unsuspected, anticipated or unanticipated, in each case, whether through ignorance, oversight, error, negligence or through no fault whatsoever (collectively, “Claims”), that (x) in the case of Chemours and the other Chemours Indemnitees, are Chemours Settled Claims (as defined herein) as against any of the DuPont Released Parties (as defined herein) and (y) in the case of DuPont and the other New DuPont Indemnitees and Corteva and the other Corteva Indemnitees, are DuPont Settled Claims (as defined herein) as against any of the Chemours Released Parties (as defined herein); and

WHEREAS, concurrently herewith, certain Parties are entering into a settlement with the plaintiffs in the matter captioned In Re: E. I. du Pont de Nemours and Company C-8 Personal Injury Litigation, Multidistrict Litigation 2433, Southern District of Ohio;

NOW THEREFORE, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Binding Nature; Definitive Agreements. The Parties acknowledge and agree that the terms and conditions contained in this MOU, including the term sheet set forth on Exhibit A hereto, are intended to constitute a binding agreement (collectively, the “Settlement”), containing all essential business and legal terms and conditions necessary and sufficient to memorialize the Settlement as contemplated hereby, notwithstanding that the Parties intend to enter into one or more formal definitive agreement(s) memorializing the Settlement that may contain other negotiated terms not inconsistent with this MOU (the “Definitive Agreement(s)”). The Parties will cooperate in good faith to enter into the Definitive Agreement(s) prior to February 28, 2021. In the event that such Definitive Agreement(s) is not executed by the Parties prior to February 28, 2021, this MOU, including the obligation to enter into the Definitive Agreement(s), shall remain binding and in full force and effect on the Parties and their successors and permitted assigns in accordance with the terms hereof. During the term of this MOU or the Definitive Agreement(s), in the event of any inconsistency between the terms of this MOU or the Definitive Agreement(s), on one hand, and the terms of the Separation Agreement, on the other hand, the MOU or the Definitive Agreement(s), as applicable, shall control.

2.

Resolution of the Arbitration. Within 3 Business Days of the date hereof, all Parties in the Arbitration shall request that the tribunal in the Arbitration enter a proposed Confidential Final Consent Award in the form attached as Exhibit C (the “Award”), provided, however, that (a) the Parties shall withdraw the request and shall not be bound by the Award if the tribunal makes any change to it (except as agreed by the Parties), (b) this MOU shall remain binding on the Parties whether or not the tribunal enters the Award and (c) in the event the Award is not entered and the Parties withdraw their request to enter the Award, the Parties agree to voluntarily dismiss all claims and counterclaims with prejudice within 2 Business Days of the withdrawal of the request and to inform the AAA of the Parties’ respective decisions to dismiss all claims and counterclaims with prejudice.

3.	Mutual Release and Dismissal; Covenant Not to Sue.

(a) Release by Chemours. In exchange for the Defendants’ agreement to the terms contained herein, Chemours, on behalf of itself and the other Chemours Indemnitees (collectively, the “Chemours Releasing Parties,” and together with the DuPont Releasing Parties, the “Releasors”), hereby irrevocably and unconditionally releases, relinquishes and discharges the New DuPont Indemnitees and the Corteva Indemnitees (the “DuPont Released Parties”) from any and all past, present and future Chemours Settled Claims that the Chemours Releasing Parties have or may have.

(b) Release by DuPont and Corteva. In exchange for Chemours’ agreement to the terms contained herein, DuPont, on behalf of itself and the other New DuPont Indemnitees, and Corteva, on behalf of itself and the other Corteva Indemnitees (together with DuPont and the New DuPont Indemnitees, the “DuPont Releasing Parties”), hereby irrevocably and unconditionally releases, relinquishes and discharges the Chemours Indemnitees (the “Chemours Released Parties,” and, together with the DuPont Released Parties, the “Released Parties”) from any and all past, present and future DuPont Settled Claims that the DuPont Releasing Parties have or may have.

(c) Unknown Facts. The Parties hereby acknowledge that they may hereafter discover facts different from, or in addition to, those which they now claim or believe to be true with respect to the Claims released herein, the recitals, or any facts related to any matter whatsoever between the Parties, and agree that this MOU shall be and remain effective in all respects notwithstanding the discovery of such different or additional facts.

(d) No Discussions or Communications with Third Parties. The Parties, on behalf of themselves and their respective Indemnitees, hereby covenant and agree that they shall not have discussions or communications with third parties regarding any Chemours Settled Claims or any DuPont Settled Claims (or any of the underlying facts or details about them) that are inconsistent with Sections 4, 9 or 12.

(e) Chemours Covenant Not to Sue. Subject to Section 5, Chemours hereby fully and forever COVENANTS NOT TO SUE AND NOT TO COMMENCE ARBITRATION PROCEEDINGS AGAINST, and agrees to cause each of the other Chemours Indemnitees not to sue or commence arbitration proceedings against, any of the DuPont Released Parties with respect to any Chemours Settled Claim. Without limitation to the foregoing sentence, Chemours hereby fully and forever COVENANTS NOT TO SUE (as opposed to commencing arbitration proceedings against), and agrees to cause each of the other Chemours Indemnitees not to sue (as opposed to commencing arbitration proceedings against), any of the DuPont Released Parties with respect to (i) any and all Claims arising out of or relating to any actions or inactions with respect to the Spin-Off and (ii) any and all Claims arising out of or relating to the Separation Agreement, including with respect to the interpretation, performance, nonperformance, or breach thereof. It being understood that this Section 3(e) shall not be construed as to prohibit a lawsuit brought solely to enforce an arbitration award obtained in accordance with Article VIII of the Separation Agreement. Each DuPont Released Party may plead this MOU as a complete bar to any claim or defense brought in derogation of this covenant.

(f) DuPont Covenant Not to Sue. Subject to Section 5, DuPont hereby fully and forever COVENANTS NOT TO SUE AND NOT TO COMMENCE ARBITRATION PROCEEDINGS AGAINST, and agrees to cause each of the other New DuPont Indemnitees not to sue or commence arbitration proceedings against, any of the Chemours Released Parties with respect to any DuPont Settled Claim. Without limitation to the foregoing sentence, DuPont hereby fully and forever COVENANTS NOT TO SUE (as opposed to commencing arbitration proceedings against), and agrees to cause each of the other New DuPont Indemnitees not to sue (as opposed to commencing arbitration proceedings against), any of the Chemours Released Parties with respect to (i) any and all Claims arising out of or relating to any actions or inactions with respect to the Spin-Off and (ii) any and all Claims arising out of or relating to the Separation Agreement, including with respect to the interpretation, performance, nonperformance, or breach thereof. It being understood that this Section 3(f) shall not be construed as to prohibit a lawsuit brought solely to enforce an arbitration award obtained in accordance with Article VIII of the Separation Agreement. Each Chemours Released Party may plead this MOU as a complete bar to any claim or defense brought in derogation of this covenant.

(g) Corteva Covenant Not to Sue. Subject to Section 5, Corteva hereby fully and forever COVENANTS NOT TO SUE AND NOT TO COMMENCE ARBITRATION PROCEEDINGS AGAINST, and agrees to cause each of the other Corteva Indemnitees not to sue and or commence arbitration proceedings against, any of the Chemours Released Parties with respect to any DuPont Settled Claim. Without limitation to the foregoing sentence, Corteva hereby fully and forever COVENANTS NOT TO SUE (as opposed to commencing arbitration proceedings against), and agrees to cause each of the other Corteva Indemnitees not to sue (as opposed to commencing arbitration proceedings against), any of the Chemours Released Parties with respect to (i) any and all Claims arising out of or relating to any actions or inactions with respect to the Spin-Off and (ii) any and all Claims arising out of or relating to the Separation Agreement, including with respect to the interpretation, performance, nonperformance, or breach thereof. It being understood that this Section 3(g) shall not be construed as to prohibit a lawsuit brought solely to enforce an arbitration award obtained in accordance with Article VIII of the Separation Agreement.    Each Chemours Released Party may plead this MOU as a complete bar to any claim or defense brought in derogation of this covenant.

(h) Prior EID Affiliates. If a past affiliate of EID, DuPont, or Corteva that is not a Releasor asserts a Claim against a Chemours Released Party that constitutes a DuPont Settled Claim and would be released hereunder if such affiliate were a Releasor, DuPont and Corteva covenant and agree that they will defend, indemnify, hold harmless such Chemours Released Party from any and all Liabilities or Indemnifiable Losses with respect to such Claim; provided, however, DuPont and Corteva shall not be required to indemnify such Chemours Released Party in the event that the Claim made by a past affiliate of EID, DuPont or Corteva that is not a Releasor results from a third party claim made against such past affiliate of EID, DuPont or Corteva that is not a Releasor for a matter within Qualified Spend and any such Liabilities or Indemnifiable Losses incurred in connection with such Claim shall constitute Qualified Spend.

(i) Prior Chemours Affiliates. If a past affiliate of Chemours that both is not a Releasor and either was an affiliate of Chemours upon the Spin-Off or first became an affiliate of Chemours following the Spin-Off asserts a Claim against a DuPont Released Party that constitutes a Chemours Settled Claim and would be released hereunder if such affiliate were a Releasor, Chemours covenants and agrees that it will defend, indemnify, hold harmless such DuPont Released Party from any and all Liabilities or Indemnifiable Losses with respect to such Claim; provided, however, Chemours shall not be required to indemnify such DuPont Released Party in the event that the Claim made by a past affiliate of Chemours that is not a Releasor results from a third party claim made against such past affiliate of Chemours that is not a Releasor for a matter within Qualified Spend and any such Liabilities or Indemnifiable Losses incurred in connection with such Claim shall constitute Qualified Spend.

(j) Claim Over. Each Released Party agrees that, if any Releasor asserts a Claim relating to the Released Claims against any person or entity that is not an applicable Released Entity (a “non-Released Entity”) and such non-Released Entity in turn asserts a Claim against any Released Entity relating to the same on the basis of contribution, indemnity or other claim-over on any theory (a “Claim-Over”), such Releasor shall reduce its Claim and any judgment or settlement it may obtain against such non-Released Entity by whatever amount or percentage is necessary to extinguish such Claim-Over under applicable law. Each Releasor, with respect to any proceeding to which it is a party, shall consent to and join in, and with respect to all other proceedings shall consent to, any motion by any Released Party to dismiss any Claim-Over on the grounds that this MOU constitutes a release of, moots or otherwise bars any such Claim-Over.

(k) Non-Party Settlement. To the extent that on or after the date when this MOU is executed any Releasor settles any Claims it may have against any non-Released Entity relating to the Released Claims and provides a release to such non-party or non-parties (a “Non-Party Settlement”), such Releasor will include in the Non-Party Settlement a release from such non-Released Entity in favor of the applicable Released Entities (in a form equivalent to the releases contained herein) of any Claims relating to the Released Claims on the basis of contribution, indemnity, or other claim-over on any theory under which such Released Entities may be liable to pay any part of such Non-Party Settlement or may otherwise be liable to such non-Released Entity.

4.	Confidentiality.

(a) The Parties agree that the terms and conditions of this MOU, the terms and conditions of all settlement offers or counteroffers, and all non-publicly disclosed facts, information, documents, and/or details about the Delaware Matter, the Arbitration, the Chemours Settled Claims, the DuPont Settled Claims, and the Separation Agreement shall remain confidential to the fullest extent permissible under the law and shall not be disclosed without written consent of each of the other Parties, except: (i) the disclosure contemplated by Section 9, (ii) to the extent required by law, court order, subpoena, civil investigative demand, administrative rule, regulation, or reporting standard; (iii) to the Parties’ directors, officers, employees, affiliates, attorneys, insurers, auditors, accountants, trustees, and/or advisors on a need-to-know basis in the reasonable judgment of the disclosing Party, and only after each such person or entity to whom disclosure is to be made has been informed of the confidentiality terms of this MOU; or (iv) if necessary in the reasonable judgment of the disclosing Party, to enforce, defend, or litigate any actual or potential Third Party Claim or provision of this MOU or the Definitive Agreement(s).

(b) In the event that a Party becomes aware that disclosure may be required pursuant to the foregoing clause (ii) of Section 4(a) (a “Required Disclosure”), the Party shall give the other Parties prior written notice with respect to such potential Required Disclosure as soon as practicable upon becoming aware of the reasonable possibility of such Required Disclosure to give the non-disclosing Party the opportunity to seek a protective order. Notice need not be given in matters involving all Parties, and notice of the fact of and basis for the Required Disclosure shall be sufficient (i.e., a Party does not have to report on activities to comply with the Required Disclosure), provided that such Party provides sufficient detail regarding the proposed timing of the Required Disclosure to enable the other Parties to seek a protective order.

5.

Claims Arising From and Related to this MOU. Nothing in this MOU shall be construed to release any Party from any Claims arising out of or resulting from the terms of this MOU or relating to the performance of a Party’s obligations pursuant to this MOU, including any subsequent breach of this MOU by any Party.

6.

Entire Agreement. This MOU and the Separation Agreement constitutes the entire agreement between the Parties concerning the subject matter of this MOU and supersedes all prior negotiations, discussions, understandings, representations, or agreements of any sort whatsoever, whether oral or written, relating thereto.

7.	Definitions. Capitalized terms used in this MOU and not otherwise defined herein shall have the meanings given to them in Exhibit B.

8.	No Other Changes; Effect of Amendment. Except as set forth in this MOU, all of the terms of the Separation Agreement shall remain in full force and effect.

9.

Publicity and Public Filings. On or prior to January 25, 2021, each of the Parties shall make a filing on Form 8-K with the SEC, which shall include as exhibits thereto this MOU (including Exhibit A) and a mutually agreed press release and summary (the “Agreed Materials”) of the material terms and conditions of this MOU. Each Party will have a reasonable opportunity to review and comment on the other terms of each other Party’s filing on Form 8-K to the extent related to this MOU. From and after the date hereof, unless otherwise permitted by Section 4, neither Party shall issue any other press release relating to the subject matter of this MOU, or make any other public statement, that is inconsistent with the content of the Agreed Materials, in each case, without the prior written consent of the other Parties, and shall not issue any such press release or make any such public statement prior to obtaining such consent. Without limitation to the foregoing, the Parties shall give each other a reasonable opportunity to review and comment upon the portion of any press release, talking points or public statement that references this MOU or any of its provisions, and each Party shall consider in good faith any such comments made by any other Party. For the avoidance of doubt, any Party may make additional consistent disclosure regarding the MOU for explanatory purposes that is deemed necessary by such Party, subject only to the other Party’s opportunity to review as set forth herein (which shall be deemed to have been satisfied if the other Party shall have previously reviewed and consented, in accordance with the terms hereof, to materials substantially the same in substantive content as such disclosure in circumstances that are substantially the same). Notwithstanding the foregoing, any Party may publicly disclose information to the extent required by law, court order, subpoena, civil investigative demand, administrative rule, regulation, or reporting standard without liability hereunder; provided that such Party comply with Section 4(b) of this MOU and shall give the other Parties a reasonable opportunity to review and comment upon such disclosure and shall consider in good faith any such comments made by any other Party.

10.

Incorporation of Miscellaneous Provisions. The terms and conditions of Article VIII (subject to and as modified by the terms of this MOU, including the provisions included under “Dispute Resolution” in Exhibit A hereto) and Sections 10.3, 10.8, 10.9, 10.14, 10.16, 10.17, 10.19, 10.20, 10.22 and 10.23 of the Separation Agreement are hereby incorporated herein, mutatis mutandis.

11.

Third Party Beneficiaries. Each New DuPont Indemnitee, each Corteva Indemnitee and each Chemours Indemnitee is an express third party beneficiary of Section 3 of this MOU, and shall be entitled to enforce the provisions of Section 3 of this MOU as if it was a party hereto. Other than each New DuPont Indemnitee, each Corteva Indemnitee and each Chemours Indemnitee as set forth in the immediately preceding sentence, this MOU is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, in excess of those existing without reference to this MOU.

12.

No Support or Inducement of Third Party Claims. Subject to Sections 4 and 9 hereof and the following sentence, each of the Parties hereby covenants and agrees that it shall not support or induce a Third Party Claim against any other Party (or such other Party’s Indemnitees) related to or arising out of any of the Claims released under Section 3. Nothing herein shall restrict the Parties from defending or preparing to defend against actual or potential Third Party Claims, complying with the terms of the Separation Agreement, complying with a subpoena or civil investigative demand, or communicating with governmental and regulatory bodies regarding the subject matter hereof in a manner consistent with the terms of the Settlement.

IN WITNESS WHEREOF, the Parties or their authorized agents or representatives are executing this MOU as of the day and year first written above.

The Chemours Company

By:	/s/ Mark P. Vergnano
Name:	Mark P. Vergnano
Title:	President & CEO

[Signature Page to Memorandum of Understanding]

E. I. du Pont de Nemours and Company

By:	/s/ Thomas A. Warnock
Name:	Thomas A. Warnock
Title:	Associate General Counsel, Corporate Affairs

Corteva, Inc.

By:	/s/ Thomas A. Warnock
Name:	Thomas A. Warnock
Title:	Associate General Counsel, Corporate Affairs

[Signature Page to Memorandum of Understanding]

DuPont de Nemours, Inc.

By:	/s/ Erik T. Hoover
Name:	Erik T. Hoover
Title:	Senior Vice President and General Counsel

[Signature Page to Memorandum of Understanding]

Exhibit A

Key Term	Terms and Conditions
Contemplated Definitive Agreement(s)

•  Omnibus Settlement Agreement between Chemours, Corteva, EID and DuPont

•  Amendment No 2. to Separation Agreement between Chemours and EID

•  References to the Definitive Agreement(s) in this Exhibit A shall be to this MOU until such time as the Definitive Agreement(s) is executed.

Termination Date	Subject to the terms under the heading “Termination and Effect of Breach” below, the arrangements set forth in the Definitive Agreement(s) terminate upon the earlier to occur of (i) December 31, 2040, (ii) the day on which the aggregate amount of Qualified Spend is equal to $4,000,000,000 or (iii) the termination of the Definitive Agreement(s) otherwise in accordance with the terms under the heading “Termination and Effect of Breach” below.

Order of Spend	Starting on the date of this MOU and ending on the Termination Date (as defined above), (x) Chemours shall bear 50% of any Qualified Spend and (y) DuPont and Corteva shall bear 50% of any Qualified Spend. DuPont’s and Corteva’s share of Qualified Spend shall not exceed $2,000,000,000 in the aggregate.

Establishment of Escrow Account and Funding

The Parties will establish an escrow account no later than February 15, 2021 with Citibank (or such other financial institution upon which the Parties agree) (the “Escrow Agent”) in accordance with the principles below. The parties will negotiate an Escrow Agreement that is substantially in the form attached as Exhibit D to this MOU no later than February 15, 2021.

•  The escrow account will be maintained by the Escrow Agent. Funds deposited in the escrow account shall be deposited by the Parties free and clear of all liens and shall be invested solely in cash and cash equivalents (defined in accordance with U.S. GAAP). Any disagreements as to the terms of the escrow agreement shall be resolved in good faith.

•  No later than each of September 30, 2021 and September 30, 2022, Chemours shall deposit $100,000,000 into the escrow account and DuPont and Corteva shall together deposit $100,000,000 in the aggregate into the escrow account.

•  No later than September 30 of each subsequent year through and including 2028, Chemours shall deposit $50,000,000 into the escrow account and DuPont and Corteva shall together deposit $50,000,000 in the aggregate into the escrow account.

•  Deferred Funding:

•  Any Party can defer funding in any year (excluding year 1) provided that: (1) any amount deferred is repaid ratably over the shorter of (a) the succeeding five (5) years or (b) the succeeding years through year 8; and (2) (a) in the case of Chemours, no more than $100mm in total can be deferred under this provision, (b) in the case of DuPont, no more than $58mm can be deferred under this provision and (3) in the case of Corteva, no more than $42mm can be deferred under this provision (any such deferred amounts, a “Borrowed Escrow Payment”).

•  If the Parties’ aggregate out-of-pocket spend (i.e. not from escrow) in last twelve months is greater than $200mm provided that each deferred payment be paid into the escrow fund ratably over the shorter of (a) the succeeding five (5) years or (b) the succeeding years through year 10 (any such amount, a “Deferred Escrow Payment”).

Key Term	Terms and Conditions
Allocation of DuPont/Corteva Funding and Payment Obligations

•  Amounts to be funded by DuPont and Corteva pursuant to the terms of the Definitive Agreement(s), whether escrow deposits or funding in respect of Qualified Spend, shall be allocated between DuPont and Corteva as set forth in the Letter Agreement, which provides that:

•  DuPont shall bear fifty percent (50%) of DuPont’s and Corteva’s combined 50% share of escrow deposits or funding in respect of Qualified Spend, up to an aggregate amount of $300,000,000 (e.g., 50% being up to $150,000,000) and Corteva shall bear fifty percent (50%) of DuPont’s and Corteva’s 50% share of escrow deposits or funding in respect of Qualified Spend, up to an aggregate amount of $300,000,000 (e.g., 50% being up to $150,000,000).

•  For any amount to be funded by DuPont and Corteva pursuant to the terms of the Definitive Agreement(s) in excess of the $300,000,000 aggregate amount specified in the immediately preceding bullet, DuPont shall bear seventy-one (71%) of DuPont’s and Corteva’s 50% share of escrow deposits or funding in respect of Qualified Spend and Corteva shall bear twenty-nine (29%) of DuPont’s and Corteva’s 50% share of escrow deposits or funding in respect of Qualified Spend.

•  All funding obligations, whether escrow deposits or funding in respect of Qualified Spend, are several (and not joint and several) as to each Party. Chemours shall be entitled to enforce such provisions with respect to such allocation and DuPont’s and Corteva’s payment of their respective shares.

Withdrawals from Escrow Account

•  Subject to exception below, no withdrawals from the escrow account before year six.

•  Escrow funds can be used to fund mutually agreed upon 3rd party settlements in excess of $125mm.

•  Starting with year 6, withdrawals can only be made to fund Qualified Spend if the Parties’ aggregate Qualified Spend in that particular year is greater than $200mm.

•  Starting with year 11, the amounts in the escrow account can be used to fund any Qualified Spend.

•  In the event any Party shall have, prior to the Termination Date, delivered any Pending Escrow Claim (as defined herein), the amount asserted by such Party in respect of such Pending Escrow Claim (the “Reserve Amount”) shall be reserved in the escrow account prior to resolution of such Pending Escrow Claim. Any Reserve Amounts held in the escrow account related to any Pending Escrow Claim brought prior to the Termination Date shall continue to be held in the escrow account until such Pending Escrow Claim has been resolved or otherwise mutually released. Upon the resolution of any Pending Escrow Claim, if any, in accordance with the terms of the Definitive Agreement(s), the Parties shall be required to, and shall instruct, the escrow agent to deliver to the pertinent Party or each Party (according to its applicable percentage based on the relative percent of the escrow account funded) as set forth in the instructions, the lesser of (i) the amount payable

Key Term	Terms and Conditions

to such Party in connection with such resolved Pending Escrow Claim and (ii) the balance of the escrow account (other than Reserve Amounts) at such time; provided, however, in the event that the pertinent Party or each Party (according to its applicable percentage based on the relative percent of the escrow account funded) receives only the balance of the escrow account at such time pursuant to clause (ii) and at such time, a Party is under an obligation to make payments to the escrow account in respect of either a Deferred Escrow Payment, a Borrowed Escrow Payment or a Replenishment Escrow Payment, then the Parties shall instruct the Escrow Agent to deliver to the pertinent Party or each Party (according to its applicable percentage based on the relative percent of the escrow account funded) the balance owed to such Party or each such Party in connection with the resolved Pending Escrow Claim immediately following such time that the other Party deposits a payment in respect of such Deferred Escrow Payment, a Borrowed Escrow Payment or a Replenishment Escrow Payment.

•  For the avoidance of doubt, any Escrowed Funds that remain in escrow as of the date set forth in clause (i) or (ii) under the heading “Termination Date” shall revert to the Party that deposited them (along with the proportionate share of the interest) and any Escrow Funds that remain in escrow as of the date set forth in clause (iii) under the heading “Termination Date” shall be distributed as set forth under the heading “Termination and Effect of Breach”.

•  In the event the Parties agree to use available escrow funds to fund a settlement, or there is otherwise Qualified Spend for which Escrowed Funds are available under the terms of the Definitive Agreement(s), the Parties shall be required to, and shall, deliver a joint written instruction to the Escrow Agent instructing such agent to distribute the funds as set forth in such instruction. Upon any termination of the Definitive Agreement(s) in accordance with its terms, the Parties shall be required to, and shall, promptly deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to distribute the funds in accordance with the terms of the Definitive Agreement(s).

Escrow Account Replenishment

If on December 31, 2028, the balance of the escrow account (including interest) is equal to or less than $700 million after giving effect to acceleration and payment of any Deferred Escrow Payment (the “Funding Condition”), Chemours shall make 50% of the deposits and DuPont and Corteva (such amount to be allocated between DuPont and Corteva as set forth in the section entitled “Allocation of DuPont/Corteva Funding and Payment Obligations”) shall make 50% of the deposits necessary to restore the balance of the escrow account to $700mm. The deposits shall be made by Chemours and DuPont/Corteva in five consecutive annual equal installments commencing on September 30, 2029 following the occurrence of the Funding Condition, unless the annual installment would exceed $60mm by Chemours, on the one hand, or DuPont/Corteva in the aggregate, on the other hand, in which case, the deposits shall be made by Chemours and DuPont/Corteva in six consecutive annual equal installments commencing on September 30, 2029 following the occurrence of the Funding Condition.

Solely for illustrative purposes:

•  If on December 31, 2028, the escrow account has $100 million in the aggregate, then (i) Chemours shall deposit $60 million into the escrow account on September 30 of each of 2029, 2030, 2031, 2032 and 2033 (for an aggregate contribution of $300 million over five years) and (ii) DuPont and Corteva shall together deposit $60 million in the aggregate into the escrow account on September 30 of each of 2029, 2030, 2031, 2032 and 2033 (for an aggregate contribution of $300 million over five years).

Key Term	Terms and Conditions

•  If on December 31, 2028, the escrow account has $50 million in the aggregate then (i) Chemours shall deposit $54,166,666.67 into the escrow account on September 30 of each of 2029, 2030, 2031, 2032, 2033 and 2034 (for an aggregate contribution of $325 million over six years) and (ii) DuPont and Corteva shall together deposit $54,166,666.67 in the aggregate into the escrow account on September 30 of each of 2029, 2030, 2031, 2032, 2033 and 2034 (for an aggregate contribution of $325 million over six years).

Terms of Settlements	Prior to the Termination Date, all settlements to the extent they resolve matters within Qualified Spend shall require, to the maximum extent permitted by law, the mutual consent of all Parties. The Parties will each act reasonably in determining whether to consent.

Management

The management and defense of Third-Party Claims shall be as provided in the Separation Agreement except as follows.

•  The Parties shall form a committee (the “Shared Liability Claim Committee”) consisting of one representative from each of DuPont, Corteva and Chemours and during the term of the Definitive Agreement(s), the Shared Liability Claim Committee shall review, discuss and determine all matters delegated to the Shared Liability Claim Committee as set forth below. The Shared Liability Claim Committee shall meet at least once every calendar quarter (either in person, telephonically or by other electronic means). Each of Chemours, DuPont and Corteva shall have 1 vote. Any action by the Shared Liability Claim Committee shall require unanimous approval, except that, (i) with respect to remediation decisions regarding previously agreed to remediation plans at an operating site owned by one of the Parties, that Party’s vote shall be dispositive (provided, that such decisions are consistent with that Party’s past practice) and (ii) with respect to new remediation plans and subsequent decisions in respect of those remediation plans, consent shall not be unreasonably withheld, conditioned or delayed. A Party’s approval will be deemed given if not denied within a reasonable period of time (taking into account the exigencies of the decision) after the matter is raised with the Shared Liability Claim Committee.

•  Each Party shall deliver to the other Parties and the Shared Liability Claim Committee, promptly (and in any event within five (5) Business Days) after the Party’s receipt thereof, copies of all notices and documents (including court papers, to the extent not already received by the other Party(ies) or not publicly available) received by such Party relating to matters reasonably expected to be delegated to the Shared Liability Claim Committee as set forth below.

•  In the event that Shared Liability Claim Committee is not able to agree with respect to any such decision that has been delegated to the Shared Liability Claim Committee (the “Committee Vote”), the dispute shall be escalated for resolution to the General Counsels of each of Chemours, DuPont and Corteva. In the event that the General Counsels are not able to reach unanimous agreement (Chemours shall have 1 vote and DuPont and Corteva shall together have 1 vote) with respect to any such decision that has been delegated to the Shared Liability Claim Committee, the dispute shall be escalated for unanimous resolution to the Chief Executive Officers of each of Chemours, DuPont and Corteva (Chemours shall have 1 vote and DuPont and Corteva shall together have 1 vote).

Key Term	Terms and Conditions

•  Prior to the Termination Date, to the extent a Third-Party Claim alleges matters within Qualified Spend (except as provided in the next bullet), Chemours shall conduct the management and defense of the Claim, provided that (i) Chemours’ choice of outside legal counsel, other professionals and experts, strategic direction of the litigation or remediation, material litigation or remediation decisions and budgeting shall require approval of the Shared Liability Claim Committee, (ii) the Parties shall keep each other reasonably informed as to the status of the litigation or remediation, (iii) DuPont/Corteva may assume the management and defense of the Claim if Chemours does not conduct the management or defense with reasonable diligence or if the Claim seeks injunctive, equitable or other relief other than monetary damages that exclusively impacts DuPont or Corteva, and (iv) potential settlement shall be governed by “Terms of Settlements” above. Defense costs incurred in management and defense under this bullet shall be part of Qualified Spend.

•  Prior to the Termination Date, to the extent a Third-Party Claim both alleges matters within Qualified Spend and is brought by a governmental entity against EID, DuPont and/or Corteva but not against Chemours and alleges a criminal violation, DuPont and/or Corteva shall conduct the management and defense of the Claim, provided that (i) the choice of outside legal counsel, other professionals and experts, strategic direction of the litigation, material litigation decisions and budgeting shall require approval of the Shared Liability Claim Committee, (ii) the Parties shall keep each other reasonably informed as to the status of the litigation, (iii) Chemours may assume the management and defense of the Claim if DuPont/Corteva does not conduct the management or defense with reasonable diligence, and (iv) potential settlement shall be governed by “Terms of Settlements” above. Defense costs incurred in management and defense under this bullet shall be part of Qualified Spend.

•  To the extent a Third-Party Claim is brought against EID, DuPont or Corteva regarding the construct of the Spin-Off or any subsequent spin or transaction undertaken by DuPont or Corteva (including, without limitation, for fraudulent transfer or Claims under any statute), EID, DuPont and/or Corteva, as applicable, shall conduct the management and defense of such Claim (or, if the Claim alleges both matters within Qualified Spend and matters regarding the construct of the Spin-Off or any subsequent spin or transaction undertaken by DuPont or Corteva (including, without limitation, for fraudulent transfer or Claims under any statute), only the portion of such Claim regarding the construct of the Spin-Off or any subsequent spin or transaction undertaken by DuPont or Corteva (including, without limitation, for fraudulent transfer or Claims under any statute)), Chemours shall not be entitled to participation rights in such management and defense hereunder, and the defense costs shall not be part of Qualified Spend except as provided in the penultimate bullet under the heading “Qualified Spend.”

Key Term	Terms and Conditions

•  The Parties will cooperate to develop mutually acceptable litigation management guidelines in respect of litigation consistent with the foregoing and to revisit those guidelines over the term of the Settlement.

•  For the avoidance of doubt, except in the case of the Committee Vote, as between Corteva and DuPont, the SDA (as defined in the Letter Agreement) and the Letter Agreement shall govern the rights and obligations as between Corteva and DuPont as it relates to management of these matters; provided that (x) if DuPont is a breaching Party and as a result of such breach (A) the Definitive Agreement(s) are terminated solely with respect to DuPont or (B) DuPont is otherwise not entitled to exercise any veto, approval or other consent rights under the Definitive Agreement(s) (including its vote on the Shared Liability Claim Committee), in each case, as provided below under Termination and Effect of Breach, then, while the Definitive Agreement(s) remain in effect for Corteva, DuPont shall no longer be the “Managing Party” pursuant to the terms of the Letter Agreement and SDA solely with respect to any matter within the scope of the Definitive Agreements(s) and shall not be entitled to exercise any veto, approval or other consent rights pursuant to the terms of the Letter Agreement and SDA for any matter within the scope of the Definitive Agreements(s) (including its vote on the Shared Liability Claim Committee), (y) if DuPont is subject to any voluntary or involuntary bankruptcy or insolvency proceedings, Corteva shall exercise such rights and (z) if Corteva is a breaching Party and as a result of such breach (A) the Definitive Agreement(s) are terminated solely with respect to Corteva or (B) Corteva is otherwise not entitled to exercise any veto, approval or other consent rights under the Definitive Agreement(s) (including its vote on the Shared Liability Claim Committee), in each case as provided below under Termination and Effect of Breach, then, while the Definitive Agreement(s) remain in effect for DuPont, Corteva shall not be entitled to exercise any veto, approval or other consent rights (including its vote on the Shared Liability Claim Committee) pursuant to the terms of the Letter Agreement and SDA for any matter within the scope of the Definitive Agreements(s).

Cooperation	Every three years during the term of the Settlement and at the end of the term, the Chief Executive Officers, General Counsels and Lead Independent Directors of each of Chemours, DuPont and Corteva shall meet and confer in good faith regarding any remaining legacy PFAS Liabilities in light of each such Party’s current financial conditions at the time, provided that no such Party shall be obligated to agree to any specific amendment or modification of the Definitive Agreement(s) based on any such meeting.

Dispute Resolution	Non-released claims under the Separation Agreement and claims under the Definitive Agreement(s) may be brought exclusively by confidential arbitration; provided that in the arbitration proceedings (a) the arbitrators shall have authority with respect to breach of the Definitive Agreement(s) to award all relief set forth under “Termination and Effect of Breach” below, and (b) solely with respect to indemnification claims regarding non-PFAS liabilities, Chemours may raise as a question whether, with respect to any particular claim, indemnification for punitive damages, penalties, or fines awarded to or assessed by a third party is invalid as a matter of law or public policy and the arbitrator(s) shall have authority to award that relief if they agree with Chemours’s position.

Key Term	Terms and Conditions
Termination and Effect of Breach

A. Breach of funding obligations or covenant not to sue. If a Party breaches (i) its escrow-funding obligations, (ii) its covenant not to sue in any material respect, or (iii) its funding obligation in respect of Qualified Spend in any material respect, the following shall apply.

•  If such breach is by Chemours, DuPont and Corteva (by mutual agreement) will have the right (but not the obligation) to terminate the Definitive Agreement(s). If DuPont and Corteva exercise such right, effective on the Termination Date (as set forth in subsection C hereof) they shall recoup all funds in the escrow account (including those contributed by Chemours). Such funds will be distributed to DuPont and Corteva (x) first, up to the aggregate amount funded into the escrow account by DuPont and Corteva combined, in accordance with their applicable percentages of contribution (subject to appropriate adjustment to take into account any Deferred Escrow Payment or any Borrowed Escrow Payment) and (y) then, for any remaining excess amounts, 50/50.

•  If such breach is by Corteva, (i) Chemours and DuPont (by mutual agreement) will have the right (but not the obligation) to terminate the Definitive Agreement(s) in whole and (ii) Chemours and DuPont (by mutual agreement) will have the right (but not the obligation) to terminate the Definitive Agreement(s) solely with respect to Corteva (in the latter case Chemours and DuPont shall continue to have their respective rights and obligations under the Definitive Agreement(s) with respect to each other). If Chemours and DuPont exercise such right to terminate the Definitive Agreement(s) wholly, effective on the Termination Date (as set forth in subsection C hereof) Chemours and DuPont shall (x) each recoup their respective contributions remaining in the escrow account and (y) recoup Corteva’s contribution remaining in the escrow account, with such amount distributed to Chemours and DuPont respectively in proportion to their respective contributions to the escrow account.

•  If such breach is by DuPont, (i) Chemours and Corteva (by mutual agreement) will have the right (but not the obligation) to terminate the Definitive Agreement(s) in whole and (ii) Chemours and Corteva (by mutual agreement) will have the right (but not the obligation) to terminate the Definitive Agreement(s) solely with respect to DuPont (in the latter case Chemours and Corteva shall continue to have their respective rights and obligations under the Definitive Agreement(s) with respect to each other). If Chemours and Corteva exercise such right to terminate the Definitive Agreement(s) wholly, effective on the Termination Date (as set forth in subsection C hereof) Chemours and Corteva shall (x) each recoup their respective contributions remaining in the escrow account and (y) recoup DuPont’s contribution remaining in the escrow account, with such amount distributed to Chemours and Corteva respectively in proportion to their respective contributions to the escrow account.

•  If both DuPont and Corteva are in breach, Chemours will have the right, but not the obligation to terminate the Definitive Agreement(s) with respect to both DuPont and Corteva (without the consent of either DuPont or Corteva). If Chemours exercises such right to terminate the Definitive Agreement(s) as to both DuPont and Corteva, effective on the Termination Date (as set forth in subsection C hereof) Chemours shall recoup all amounts remaining in the escrow account.

•  If such breach is of an escrow-funding obligation or funding obligation in respect of Qualified Spend, the breaching Party shall have five (5) Business Days to cure following the non-breaching Party’s delivery of written notice of such breach to the breaching party (which notice the non-breaching Party must provide before any arbitration seeking establishment of a termination right may be brought).

Key Term	Terms and Conditions

•  The foregoing rights to termination and to distribution of the funds in the escrow account shall not be the Parties’ sole remedy in the event of such a breach.

•  The Parties will have all remedies available under applicable law or principles of equity for such a breach, including specific performance.

•  In addition, in the event of any Willful Breach by a Party, upon a final and binding arbitration award confirming that such breach was a Willful Breach and the right to terminate existed (though was not exercised), during the remainder of the term of the Definitive Agreements, such Party shall bear 125% of its initial applicable percentage of any remaining Qualified Spend. In such case, the other Parties applicable percentages shall be reduced on a pro rata basis. In the event the Definitive Agreement(s) is terminated for such Willful Breach, then any damages shall be computed on the foregoing basis.

•  In the event that a Party commits a second Willful Breach (upon a final and binding arbitration award confirming that such breach was a Willful Breach and the right to terminate existed (though was not exercised)), during the remainder of the term of the Definitive Agreements, such Party shall bear 150% of its initial applicable percentage of any remaining Qualified Spend. In such case, the other Parties applicable percentages shall be reduced on a pro rata basis. In the event the Definitive Agreement(s) is terminated for such Willful Breach, then any damages shall be computed on the foregoing basis.

•  “Willful Breach” means an act or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would constitute a material breach of its escrow-funding obligations or its funding obligation in respect of Qualified Spend.

•  In any recoupment of escrow under this Section A, the interest follows the principal.

B. Other breaches. If a Party breaches a provision of the Definitive Agreement(s) other than the provisions described in Section A above, the non-breaching Parties will have all remedies available under applicable law or principles of equity for such a breach, including specific performance.

C. Process and Effect of Termination for Breach. The following shall apply with respect to breaches under Section A and any other claim for termination due to breach if available under applicable law or principles of equity for such a breach.

•  No termination shall be effective unless and until (a) there is a final and binding arbitration award confirming that the Party at issue has the right to terminate the Definitive Agreement(s) (the date of such award being the Termination Date) and (b) solely in the case of a breaching Party’s failure to fund an escrow-funding obligation or funding obligation in respect of Qualified Spend as the result of a good-faith dispute about such obligation, the breaching Party has not cured its breach within five (5) Business Days of the Termination Date. The Parties shall continue to have their respective rights and obligations under the Definitive Agreement(s) until such time.

•  In the event a Party elects not to exercise a right to terminate the Definitive Agreement(s), the breaching Party, in addition to any other remedy hereunder, shall (upon a final and binding arbitration award confirming that the right to terminate existed) not be entitled to exercise any approval, veto or other consent rights under the Definitive Agreement(s), including in respect of any settlement or release of funds from the escrow account or with respect to the management and defense of any claims or matters involving Qualified Spend (including its vote on the Shared Liability Claim Committee); provided that, solely in the case of a breaching Party’s failure to fund an escrow-funding obligation or funding obligation in respect of Qualified Spend as the result of a good-faith dispute about such obligation, the breaching Party shall retain its approval, veto and other consent rights if it cures its breach within five (5) Business Days of such final and binding arbitration award.

Key Term	Terms and Conditions

•  In the event of termination for breach and effective on the Termination Date:

•  If the breaching Party is Chemours, (i) DuPont and Corteva shall have no further funding obligations under the Definitive Agreement(s), (ii) all liability for PFAS Liabilities shall be governed by the Separation Agreement, and (iii) all Parties shall continue to be bound by its releases under Section 3.

•  If the breaching Party is DuPont or Corteva (the “Breaching D/CTV”) and the Definitive Agreement(s) is terminated by mutual agreement of Chemours and whichever of DuPont or Corteva is not the breaching Party (the “Non-Breaching D/CTV”) solely with respect to the Breaching D/CTV, (i) Chemours and the Non-Breaching D/CTV shall remain entitled to enforce the funding obligations of the Breaching D/CTV under the Definitive Agreement, (ii) each Party shall continue to be bound by its releases under Section 3 and (iii) Chemours shall continue to bear its 50% share of Qualified Spend hereunder, the Non-Breaching D/CTV shall continue to bear its applicable percentage share of Qualified Spend hereunder, and the Breaching D/CTV’s applicable percentage share of Qualified Spend shall be shared by Chemours and the Non-Breaching D/CTV in proportion to their respective percentage shares of Qualified Spend (with any amounts recovered from the Breaching D/CTV with respect to its share of such Qualified Spend then shared by Chemours and the Non-Breaching D/CTV in the same proportion).

•  If the breaching Party is one of DuPont or Corteva and Chemours and the Non-Breaching D/CTV elect to terminate the Definitive Agreement(s) wholly, (i) Chemours and the Non-Breaching D/CTV shall have no further funding obligations under the Definitive Agreement(s), (ii) all PFAS Liabilities shall be governed by the Separation Agreement and (iii) all Parties shall continue to be bound by its releases under Section 3.

•  If the breaching Party is both DuPont and Corteva and the Definitive Agreement(s) is terminated in whole by Chemours, (i) Chemours shall be entitled to enforce DuPont and Corteva’s respective funding obligations under the Definitive Agreement(s), (ii) all PFAS Liabilities shall be governed by the Separation Agreement and (iii) all Parties shall continue to be bound by its releases under Section 3.

•  Sections 3 through 12 of this MOU shall survive the Termination Date.

D. Effect of Termination Not for Breach.

•  Following termination under clauses (i)-(ii) of the section entitled Termination Date, all liability for Chemours Liabilities shall be governed by the Separation Agreement (with the DuPont Group and the Corteva Group to have no economic responsibility therefor), except (a) as provided in subsection (b) under “Dispute Resolution” below, (b) that Chemours retains the right to assert the Claims excluded from Chemours Settled Claims in clauses (i)-(v) of that definition to the extent so excluded and (c) the Parties retain all rights under provisions of this MOU or the Definitive Agreement(s) that survive the Termination Date.

•  Upon the Termination Date, the Parties shall comply with the provisions under the heading of “Cooperation” above.

•  Sections 3 through 12 of this MOU shall survive the Termination Date.

Key Term	Terms and Conditions
Qualified Spend

“Qualified Spend” shall mean:

•  All “PFAS Liabilities”, which shall mean any and all claims of harm including but not limited to environmental, commercial and/or personal harm alleged to be related to the manufacture, marketing, design, sale, distribution, supply or use of per and poly fluoroalkyl substances (“PFAS”), regardless of site or product, except to the extent they resulted from the post July 1, 2015 conduct of any Party (or any of its respective Indemnitees).

•  Qualified Spend includes:

•  all Indemnifiable Losses, including punitive damages, to the extent relating to, arising out of, by reason of or otherwise in connection with PFAS Liabilities (including any mutually agreed upon settlements).

•  any costs or amounts to abate, remediate, financially assure, defend, settle or otherwise pay for all pre-July 1, 2015 PFAS Liabilities or exposure, regardless of when those liabilities are manifested. Includes NRD claims associated with PFAS Liabilities.

•  fines and/or penalties from governmental agencies for legacy EID PFAS emissions or discharges prior to the Spin-Off

•  GenX, except for the following:

(1)   (a) To the extent that any Claim arises primarily as a result of exposure to GenX and (b) such Claim alleges GenX exposure from sources other than emissions or discharges from any sites transferred in connection with the Spin-Off that on or prior to the Spin-Off date produced GenX or used GenX imported from such a site (such a Claim for purposes of the Definitive Agreement(s), a “Not Site-Related GenX Claim”), it will be presumed that such Claim, for purposes of the Definitive Agreement(s) alone, did not arise from conduct pre-July 1, 2015 and hence is not within Qualified Spend. For the avoidance of doubt, the parties are unaware of any such Claims as of the date of this MOU.

(2)   To the extent any Claim arises that meets clause (a) but not clause (b) of the first sentence of the clause (1) of this paragraph (such Claim alleges GenX exposure from emissions or discharges from any sites transferred in connection with the Spin-Off that on or prior to the Spin-Off date produced GenX or used GenX imported from such a site (such Claim for purposes of the Definitive Agreement(s), a “Site-Related GenX Claim”)), it will be presumed that such Claim, for purposes of the Definitive Agreement(s) alone, arises from conduct pre-July 1, 2015 and hence is within Qualified Spend.

(3)   A Party may contest the presumptions set forth in clauses (1) and (2) of this paragraph as to a particular Claim, and whether a Claim is primarily from exposure to GenX and/or is either a Site-Related GenX Claim or a Not Site-Related GenX Claim, by demonstrating that the facts of the case are to the contrary.

Key Term	Terms and Conditions

(4)   In the event of a good-faith dispute about the extent to which any such particular Claim falls within Qualified Spend, any such disputed portion of such Claim shall be treated as Qualified Spend for purposes of determining and sharing Qualified Spend hereunder unless and until there is a final and binding arbitration decision that such disputed portion of such Claim is not within Qualified Spend (in which case there will be recoupment of amounts incorrectly contributed).

(5)   Solely for purposes of this paragraph, “GenX exposure”, “exposure to GenX” and any similar phrase referring to GenX exposure shall be understood to refer to any exposure to, presence of, release of, or contamination by, GenX.

•  Qualified Spend does not include:

•  Amounts spent prior to the date of this MOU.

•  Any non-PFAS related spend

•  PFAS Liabilities that are not Chemours Liabilities under the Separation Agreement. In the event of a good-faith dispute about whether particular PFAS Liabilities are Qualified Spend or Chemours Liabilities under the Separation Agreement, the PFAS Liabilities in question shall be treated as Qualified Spend for purposes of determining and sharing of Qualified Spend hereunder unless and until there is a final and binding arbitration decision that they are not Qualified Spend or Chemours Liabilities and are Liabilities of either the DuPont Group or Corteva Group (in which case there will be recoupment of amounts incorrectly contributed).

•  GenX to the extent excluded by virtue of the fourth bullet under “Qualified Spend includes:”

•  Excluded Capex (defined as any cost that extends the useful life, increases capacity, and/or reduce or prevent contamination from future operations). For the avoidance of doubt, expenditures falling within Qualified Spend that do not meet the foregoing definition of Excluded Capex shall be included in Qualified Spend even if they meet the accounting definition of Capex or are treated as Capex by the Party for accounting purposes.

•  Fines/penalties under the New Jersey Industrial Site Recovery Act (ISRA) (for sake of clarity: DuPont/Corteva to pay ISRA fines/penalties directed to EID, Corteva or DuPont without indemnification from Chemours (such amount to be allocated between DuPont and Corteva as set forth in the section entitled “Allocation of DuPont/Corteva Funding and Payment Obligations”), and Chemours to pay all costs of any bonds required under ISRA for a remediation funding source with respect to the sites assigned to it under the Separation Agreement).

Key Term	Terms and Conditions

•  Claims/fines/penalties regarding the construct of the Spin-Off (including fraudulent transfer; provided, for the avoidance of doubt, if a Claim seeks recovery for both PFAS Liabilities themselves and matters regarding the construct of the Spin-Off, only the portion of such Claim regarding the construct of the Spin-Off shall be excluded from Qualified Spend), or any subsequent spin or transaction undertaken by DuPont or Corteva. Exception: if DuPont, Corteva, EID, or Chemours, as applicable, prevails (i.e. wins a judgment or obtains an involuntary dismissal that is upheld) defeating a fraudulent transfer claim regarding the Spin-Off, defense costs of such prevailing party will be part of Qualified Spend in that particular matter.

•  For the avoidance of doubt and without limitation of the foregoing, as among the Parties, DuPont and Corteva shall be responsible for paying all Liabilities and other Indemnifiable Losses relating to or arising out of third party Claims regarding the construct of the Spin-Off (to the extent not for recovery for PFAS Liabilities themselves) or any subsequent spin or transaction undertaken by DuPont or Corteva, regardless of how such Liabilities or Indemnifiable Losses (or the underlying Claims) are denominated (including, without limitation, fraudulent transfer, punitive damages, penalties, fines or Claims under any statute). Chemours shall have no economic responsibility for any such Liabilities or Indemnifiable Losses, whether through indemnification or otherwise. Notwithstanding the foregoing, Chemours shall be responsible for paying all costs of any bonds required under ISRA for a remediation funding source with respect to the sites assigned to it under the Separation Agreement, and for paying its share of Qualified Spend under the circumstances set forth in the exception in the preceding bullet. For the avoidance of doubt, as among the Parties, nothing in this bullet shall affect the allocation of financial responsibility for PFAS Liabilities themselves under the Separation Agreement or the Definitive Agreement(s).

The Parties shall cooperate for payment of their respective shares of Qualified Spend. Each Party will be required to prepare and submit to each other Party a quarterly statement of Qualified Spend, including (x) a calculation of the amount (if any) to be disbursed by the Escrow Agent in accordance with the terms of the Definitive Agreement(s) (any such claim, a “Pending Escrow Claim”) and (y) a calculation of the amount (if any) for which the other Parties are responsible under the terms of the Definitive Agreement(s); provided, however, that if a Party pays more than $5 million in Qualified Spend before a quarter ends, it may submit to the other Party(ies) an interim statement prior to the end of the quarter for more prompt reimbursement within 30 days (on account of the quarterly statement), but provided further that a Party may not submit an interim statement for prompt reimbursement more than once per quarter. The Definitive Agreement(s) will include provisions for certification and reasonable audit.

Key Term	Terms and Conditions
Tax Matters	To the extent a Party realizes any tax benefit in cash or a reduction in taxes otherwise payable, measured on a “with and without basis,” from any Qualified Spend or other cost or expense that is the subject of the sharing arrangement in this MOU, it will be shared with the other Parties in proportion to the Parties’ respective contributions, with the Definitive Agreement(s) to set forth the mechanism for doing so. The Parties, with the assistance of their respective tax advisors, will prepare and enter into a side letter, in connection with entering into the Definitive Agreement(s), to set forth the methodology and process to calculate any such tax benefits.

Ohio MDL

DuPont and Corteva will pay the first $25M of the settlement and then the remainder will be split 50/50 between Chemours, on one hand, and DuPont and Corteva, on the other hand. Amounts paid in the settlement do not count against the $4,000,000,000 aggregate amount under the Definitive Agreement(s) or any Party’s share thereof.

The first $25M and the 50% allocated to DuPont and Corteva shall be allocated between DuPont and Corteva as set forth in the section entitled “Allocation of DuPont/Corteva Funding and Payment Obligations”.

Exhibit B

Certain Definitions

1. “Action” shall have the meaning set forth in the Separation Agreement.

2. “Affiliates” shall have the meaning set forth in the Separation Agreement.

3. “Business Day” shall have the meaning set forth in the Separation Agreement.

4. “Chemours Group” shall have the meaning set forth in the Separation Agreement.

5. “Chemours Indemnitees “ shall mean each member of the Chemours Group and each of their respective Affiliates from and after the date hereof and each member of the Chemours Group’s and such Affiliates’ respective present, former and future directors, officers, employees, members, shareholders, fiduciaries, representatives, agents and predecessors and each of their successors and assigns and all persons acting by, through, under, or in concert with any of them..

6. “Chemours Liabilities” shall have the meaning set forth in the Separation Agreement.

7. “Chemours Settled Claims” shall mean:

(a) any Claim set forth in that Verified First Amended Complaint filed by Chemours in the Court of Chancery of the State of Delaware on August 14, 2019 (the “Complaint”), any other similar Claims arising out of or resulting from (i) the facts recited by Chemours in the Complaint or otherwise set forth in the Complaint or (ii) the process and manner in which EID structured or conducted the Spin-Off, and any other Claims that challenge the Spin-Off or the assumption of Chemours Liabilities by Chemours and the allocation thereof, except for Claims described in clauses (i), (iii) and (v) below;

(b) Claims regarding the Chemours Group’s responsibility for Chemours Liabilities under the Separation Agreement (including regarding the allocation of financial responsibility for PFAS Liabilities under the Separation Agreement), except for Claims described in clauses (i), (ii), (iv) and (v) below;

(c) solely with respect to PFAS Liabilities (as defined in this MOU), Claims that Corteva and DuPont are not “DuPont Indemnitees” under the Separation Agreement for purposes of the terms of the Separation Agreement;

(d) solely with respect to PFAS Liabilities (as defined in this MOU), Claims that punitive damages, penalties or fines awarded to or assessed by a third party are not Indemnifiable Losses, except for Claims described in clause (iv) below;

(e) Claims that the Separation Agreement, or any of its terms, is not valid or enforceable or should not be valid or enforceable (including as to Chemours Liabilities and DuPont Liabilities), except for Claims described in clauses (i) and (v) below;

(f) Claims for indemnification of, or that Chemours is otherwise not required to bear, Liabilities and other Indemnifiable Losses paid by Chemours (or any of its Indemnitees) prior to the date of this MOU to the extent arising from the Delaware Matter or PFAS Liabilities; and

(g) Claims by any Chemours Indemnitee that this MOU, or any of its terms, is not valid or enforceable or should not be valid or enforceable or does not govern such Chemours Indemnitee’s rights and obligations with respect to matters that are the subject of this MOU.

Notwithstanding the foregoing, to the extent enumerated above within subparagraphs (a)-(g), Chemours Settled Claims do not include:

(i) Claims described in Section 5 of this MOU;

(ii) Claims to enforce rights under the Separation Agreement, or regarding breaches of the Separation Agreement after the date of the MOU;

(iii) Claims pursuant to the Separation Agreement to indemnification after the date of the MOU for matters that are not the subject of this MOU (e.g. Chemours suffers an Indemnifiable Loss which results from a DuPont Retained Liability);

(iv) Claims that the facts and circumstances of a particular Indemnifiable Loss result in it not constituting a Chemours Liability; and

(v) as to non-PFAS Liabilities, Claims that indemnification for punitive damages, penalties or fines awarded to or assessed by a third party is invalid as a matter of law or public policy with respect to any particular claim.

8. “Corteva Group” shall mean (i) Corteva, (ii) EID and (iii) each Person that (x) is a direct or indirect Subsidiary of Corteva and/or EID or (y) becomes a Subsidiary of Corteva and/or EID after the date hereof.

9. “Corteva Indemnitees” shall mean each member of the Corteva Group (including EID) and each of their respective Affiliates from and after the date hereof and each member of the Corteva Group’s and such Affiliates’ respective present and former directors, officers, employees, members, shareholders, fiduciaries, representatives, agents and predecessors and each of their successors and assigns and all persons acting by, through, under, or in concert with any of them, except, for the avoidance of doubt, the Chemours Indemnitees and the New DuPont Indemnitees.

10. “DuPont Group” shall mean (i) DuPont and (ii) each Person that is a direct or indirect Subsidiary of DuPont or becomes a Subsidiary of DuPont after the date hereof.

11. “DuPont Retained Liabilities” shall have the meaning set forth in the Separation Agreement.

12. “DuPont Settled Claims” shall mean:

(a) Claims arising out of or resulting from the filing of the Delaware Matter, including that the filing of the Delaware Matter by Chemours constituted a breach of the Separation Agreement;

(b) Claims for indemnification of, or that DuPont and Corteva are otherwise not required to bear, Liabilities and other Indemnifiable Losses paid by DuPont or Corteva (or any of their respective Indemnitees) prior to the date of this MOU to the extent arising from the Delaware Matter or PFAS Liabilities;

(c) Claims for indemnification of, or that DuPont and Corteva are otherwise not required to bear, Liabilities and other Indemnifiable Losses to the extent relating to Third-Party Claims, fines or penalties regarding the construct of the Spin-Off (including, without limitation, for fraudulent transfer and under ISRA) or any subsequent spin or transaction undertaken by DuPont or Corteva (whether such Liabilities or other Indemnifiable Losses arise before or after the term of this MOU) (but excluding, for the avoidance of doubt, PFAS Liabilities); and

(d) Claims by any New DuPont Indemnitee or Corteva Indemnitee that this MOU, or any of its terms, is not valid or enforceable or should not be valid or enforceable or does not govern such New DuPont Indemnitee’s or Corteva Indemnitee’s rights and obligations with respect to matters that are the subject of this MOU.

Notwithstanding the foregoing, DuPont Settled Claims do not include Claims described in Section 5 of this MOU or Claims for Chemours to contribute its share of Qualified Spend for defense costs for particular fraudulent transfer claims as set forth in both the penultimate and final bullets under Qualified Spend in Exhibit A and for Chemours to pay all costs of any bonds required under ISRA.

13. “New DuPont Indemnitees” shall mean each member of the DuPont Group and each of their respective Affiliates from and after the date hereof and each member of the DuPont Group’s and such Affiliates’ respective present and former directors, officers, employees, members, shareholders, fiduciaries, representatives, agents and predecessors and each of their successors and assigns and all persons acting by, through, under, or in concert with any of them, except, for the avoidance of doubt, the Chemours Indemnitees and the Corteva Indemnitees.

14. “Indemnifiable Losses” shall have the meaning set forth in the Separation Agreement.

15. “Liabilities” shall have the meaning set forth in the Separation Agreement.

16. “Person” shall have the meaning set forth in the Separation Agreement.

17. “Subsidiary” shall have the meaning set forth in the Separation Agreement.

18. “Third Party Claim” shall have the meaning set forth in the Separation Agreement.

Exhibit C

Form of Confidential Final Consent Award

C-1

Exhibit D

Form of Escrow Agreement

D-1